Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-172480

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 16, 2011)

Up to 15,612,715 Shares of Common Stock

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RECENT DEVELOPMENTS

We have attached to this prospectus supplement, and incorporated by reference into it, our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 28, 2011.

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September 28, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
September 28, 2011

Central Pacific Financial Corp.
(Exact name of registrant as specified in its charter)

Hawaii	0-10777	99-0212597
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.

220 South King Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(808) 544-0500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2011, Denis K. Isono will assume the position of Executive Vice President and Chief Financial Officer of Central Pacific Financial Corp. (the “Company”) and Central Pacific Bank (“CPB”).  Mr. Isono is replacing Lawrence D. Rodriguez in this position.  Mr. Rodriguez will continue to serve as an executive of the Company until November 30, 2011 and then will become a consultant for CPB.

Mr. Isono, age 60, has been with the Company and CPB since 2002, serving as Executive Vice President, Operations and Services of the Company and CPB from September 2004 to October 2009, and as Chief Operations Officer and Executive Vice President of the Company and CPB from October 2009 until this appointment.  Mr. Isono’s salary as Executive Vice President and Chief Financial Officer will be increased to $270,000 per annum and he will retain the equity grants which were made to him in his previous position at the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Press release dated September 28, 2011

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: September 28, 2011	/s/ Glenn K. C. Ching
Glenn K.C. Ching
Senior Vice President and Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 28, 2011

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Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP & Chief Marketing Officer
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. APPOINTS DENIS ISONO
CHIEF FINANCIAL OFFICER

HONOLULU, HI - September 28, 2011 – Central Pacific Financial Corp. (NYSE: CPF) (the “Company”), parent company of Central Pacific Bank (“CPB”) (the “Bank”), today announced the appointment of Denis K. Isono as Executive Vice President and Chief Financial Officer (CFO), to be effective October 1, 2011.  Isono replaces Larry D. Rodriguez, who will remain with the Company until November 30, 2011 and will be retained by the Bank as a consultant thereafter.

Isono has 39 years of experience in banking and financial management and has been with the Company since 2002, currently as Executive Vice President and Chief Operations Officer.  He previously served as Controller and later as Operations Group Manager of Bank of Hawaii Corporation and its bank subsidiary and held prior financial management positions at Ernst & Young and City Bank.  In addition, Isono is a Certified Public Accountant, Certified Management Accountant, Certified Bank Auditor, and Certified Internal Auditor.  He is active in the community, serving on the executive committees of the Sheraton Hawaii Bowl and the Hawaiian Airlines Diamond Head Classic, as well as a trustee for Mid-Pacific Institute and a member of the Hawaii Business Roundtable.

“In addition to his depth of experience in financial management and banking, we will continue to benefit from Denis’ vast operational and institutional knowledge of our Company,” said John C. Dean, President and Chief Executive Officer of CPF and CPB.  “We look forward to his continued contributions as we move ahead with plans to strengthen our organization’s financial performance.”

Rodriguez joined the Company as a consultant in January 2010, after retiring as Managing Partner of Ernst & Young, LLP’s Hawaii office, and was appointed Executive Vice President and CFO in August 2010 to help lead the Company’s efforts to raise capital.

“Larry was instrumental in the efforts that led to the Company’s successful capital raise and return to profitability by providing high levels of leadership, expertise, and industry knowledge at a critical time for us,” said John C. Dean. “We are grateful for his willingness to come out of retirement for this significant undertaking, and now, are very fortunate to be able to retain Larry on our team as a consultant to help move our Company forward.”

"It has been an honor to work closely with John and the CPF team,” Rodriguez commented. “With this leadership team at the helm, the company is well-positioned to continue its success in the market.”

The Company reported profitable quarters in the first and second quarters of 2011 and will announce its third quarter earnings in late October, 2011.  In February, 2011, the Company was recapitalized with $325 million acquired through a private placement in exchange for common shares, and subsequently raised an additional $20 million through a fully subscribed rights offering in May, 2011.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $4.1 billion in assets as of June 30, 2011.  Central Pacific Bank, its primary subsidiary, operates 34 branches, 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at www.centralpacificbank.com.

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Forward-Looking Statements

This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the MOU entered into with the FDIC and the DFI on May 5, 2011 and the Memorandum of Understanding entered into on February 9, 2011 with the FDIC and the DFI relating to the Bank Secrecy Act; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2010 Form 10-K and 2011 Form 10-Qs.  The Company does not update any of its forward-looking statements.

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